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As filed with the Securities and Exchange Commission on January 26, 2001

Registration No. 333-__________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933

YAHOO! INC.
(Exact name of Registrant as specified in its charter)

Delaware	77-0398689
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3420 Central Expressway
Santa Clara, CA 95051
(Address of principal executive offices)

Kimo.com (Cayman) Corporation 2000 Stock Option Plan
(Full title of the Plans)

Susan Decker
Senior Vice President, Finance and Administration, and Chief Financial Officer
3420 Central Expressway
Santa Clara, CA 95051
408-731-3300
(Name, address and telephone number, including area code, of agent for service)

Copy to:

Joshua L. Green
Venture Law Group
A Professional Corporation
2800 Sand Hill Road
Menlo Park, California 94025
(650) 854-4488

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Maximum Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Kimo.com (Cayman) Corporation 2000 Stock Option Plan (2)
Common Stock, $0.001 par value	50,376	$34.156(3)	$1,720,642.66	$430.16

(1)
This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Plan being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.
(2)
Pursuant to the Share Purchase Agreement dated as of November 6, 2000, among Registrant, Kimo.com (Cayman) Coporation and certain other parties, Registrant assumed, effective as of January 11, 2001, all of the outstanding options to purchase Common Stock of Kimo.com (Cayman) Corporation under the Kimo.com (Cayman) Corporation 2000 Stock Option Plan, and such options became exercisable to purchase shares of Registrant's Common Stock, with appropriate adjustments to the number of shares and exercise price of each assumed option.
(3)
Computed in accordance with Rule 457(h) under the Securities Act of 1933, as amended (the "Securities Act"), solely for the purpose of calculating the registration fee. Computation based on the weighted average per share exercise price (rounded to the nearest cent) of outstanding options under the referenced plan, the shares issuable under which are registered hereby.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

    The following documents filed with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference:

    (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (Filed on March 30, 2000).

    (b) The Registrant's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2000 (Filed on April 14, 2000), June 30, 2000 (Filed on July 28, 2000) and September 30, 2000 (Filed on November 9, 2000).

    (c) The Registrant's Current Reports on Form 8-K, filed with the Commission on October 11, 2000 (File No. 812-11976) and January 10, 2001 (File No. 812-11976), and the Registrant's report on Form 8-K/A filed on January 19, 2001 (File No. 812-11976)(amending the 8-K/A filed on September 22, 2000).

    (d) The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A, filed with the Commission on March 12, 1996, as updated by the Registrant's Current Report on Form 8-K filed with the Commission on August 11, 2000 (File No. 812-11976).

    All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

Item 4.  Description of Securities.

    Not applicable.

Item 5.  Interests of Named Experts and Counsel.

    Not applicable.

Item 6.  Indemnification of Directors and Officers.

    Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") allows for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. Article XII of the Registrant's amended and restated certificate of incorporation and Article VI of Registrant's bylaws authorize indemnification of Registrant's directors and officers to the extent and under the circumstances permitted by the DGCL.

    The Registrant has also entered into agreements with its directors and certain officers that will require Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law. The Registrant maintains liability insurance for the benefit of its officers and directors.

    The above discussion of the DGCL and of Registrant's amended and restated certificate of incorporation, bylaws and indemnification agreements is not intended to be exhaustive and is qualified in its entirety by such statutes, amended and restated certificate of incorporation, bylaws and indemnification agreements.

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Item 7.  Exemption from Registration Claimed.

    Not applicable.

Item 8.  Exhibits.

Exhibit Number
4.1	Kimo.com (Cayman) Corporation 2000 Stock Option Plan
4.2	Kimo.com (Cayman) Corporation 2000 Stock Option Plan Stock Option Agreement
5.1	Opinion of Venture Law Group, a Professional Corporation
23.1	Consent of Venture Law Group, a Professional Corporation (included in Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP, Independent Accountants
24.1	Power of Attorney (see signature page)

Item 9.  Undertakings.

    The undersigned Registrant hereby undertakes:

      (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the question has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant, Yahoo! Inc., a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on this 26th day of January   , 2001.

YAHOO! INC.
By:	/s/ SUSAN DECKER Susan Decker, Senior Vice President, Finance and Administration, and Chief Financial Officer

POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Timothy Koogle and Susan Decker, jointly and severally, his attorneys-in-fact and agents, each with the power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorney-in-facts and agents, or his substitute or substitutes, may do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ TIMOTHY KOOGLE Timothy Koogle	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	January 26, 2001
/s/ JEFF MALLETT Jeff Mallett	President, Chief Operating Officer and Director	January 26, 2001
/s/ SUSAN DECKER Susan Decker	Senior Vice President, Finance and Administration, and Chief Financial Officer (Principal Financial Officer)	January 26, 2001
/s/ JAMES J. NELSON James J. Nelson	Vice President, Finance (Principal Accounting Officer)	January 26, 2001
/s/ ERIC HIPPEAU Eric Hippeau	Director	January 26, 2001
/s/ ARTHUR H. KERN Arthur H. Kern	Director	January 26, 2001
/s/ EDWARD KOZEL Edward Kozel	Director	January 26, 2001

Michael Moritz	Director	January 26, 2001
/s/ JERRY YANG Jerry Yang	Director	January 26, 2001

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INDEX TO EXHIBITS

Exhibit Number
4.1	Kimo.com (Cayman) Corporation 2000 Stock Option Plan
4.2	Kimo.com (Cayman) Corporation 2000 Stock Option Plan Stock Option Agreement
5.1	Opinion of Venture Law Group, a Professional Corporation
23.1	Consent of Venture Law Group, a Professional Corporation (included in Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP, Independent Accountants
24.1	Power of Attorney (see signature page)

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PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS